AMENDMENT NUMBER 4

to the

Amended and Restated DECLARATION OF TRUST

of

OPPENHEIMER AMT-FREE NEW YORK MUNICIPALS

This Amendment Number 4 is made as of January 22, 2013 to the Amended and Restated Declaration of Trust of Oppenheimer AMT-Free New York Municipals (the "Trust"), dated August 15, 2002, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer AMT-Free New York Municipals as a trust fund under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated May 14, 1984 as amended and restated through the Amended and Restated Declaration of Trust dated August 15, 2002, and as further amended on January 14, 2003, May 19, 2003 and September 23, 2010;

WHEREAS, the Trustees, acting pursuant to part 4(s) of ARTICLE SEVENTH and parts 6 and 12 of ARTICLE NINTH of the Trust’s Amended and Restated Declaration of Trust, desire to make a permitted change to said Amended and Restated Declaration of Trust without shareholder approval, to change the name of the Trust from “Oppenheimer AMT-Free New York Municipals” to “Oppenheimer Rochester AMT-Free New York Municipal Fund,” and have authorized the undersigned officer to execute this amendment on their behalf;

WHEREAS, the Trustees caused the undersigned to execute the foregoing Amendment No. 3 to the Amended and Restated Declaration of Trust; and

WHEREAS, said Amendment No. 3 used an incorrect name for the Trust, and the undersigned is executing this Amendment No. 4 to also correct the name of the Trust referred to in Amendment No. 3 in order to clarify and correct said Amendment No. 3.

NOW, THEREFORE, the Amended and Restated Declaration of Trust is amended by deleting the first sentence of ARTICLE FIRST in its entirety and replacing it with the following:

“This Trust shall be known as Oppenheimer Rochester AMT-Free New York Municipal Fund.”

Acting pursuant to parts 6 and 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

/s/ Lisa I. Bloomberg

Lisa I. Bloomberg, Assistant Secretary

The Declaration of Trust establishing Oppenheimer AMT-Free New York Municipals, dated May 14, 1984, as amended and restated through the Amended and Restated Declaration of Trust dated August 15, 2002, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.